Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Oil States International, Inc. for the registration of $400,000,000 of 5⅛% Senior Notes due 2023 and to the incorporation by reference therein of our reports dated February 20, 2013, with respect to the consolidated financial statements of Oil States International, Inc., and the effectiveness of internal control over financial reporting of Oil States International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Houston, Texas
August 13, 2013